Exhibit 10.13

www.kniferiver.com
PO Box 5568 Bismarck, ND 58506-5568 Street Address: 1150 West Century Avenue Bismarck, ND 58506 (701) 530-1400 (701) 530-1451 Fax

Re:  Offer Letter
As discussed, I am pleased to deliver the attached offer letter relating to your employment with Knife River Corporation (the “Employer”), a wholly owned subsidiary of MDU Resources Group, Inc. (“MDU Resources”).  As you know, MDU Resources plans to separate the Employer by means of a spinoff of the newly formed MDU Resources subsidiary named Knife River Holding Company (the “Parent Entity”), which will own the Employer.
This letter sets forth your compensation as an officer of the Parent Entity (which intends to change its name to “Knife River Corporation” in connection with the spinoff) following the spinoff.  References to “Knife River Corporation” in this offer letter should be considered to refer either to the Employer (which intends to change its name to “KRC Materials, Inc.” in connection with the spinoff) or to the Parent Entity, as the context requires.

Sincerely,

/s/ Brian R. Gray

Brian R. Gray
President and Chief Executive Officer,
Knife River Corporation
President, Knife River Holding Company

March 15, 2023

Confidential

Karl Liepitz,

As we continue our plan to complete a tax-free spinoff of Knife River Corporation (the “Spinoff”), I am pleased to offer you the position of Vice President, Chief Legal Officer and Secretary of Knife River Corporation, subject to the Spinoff occurring. You will report directly to me.

Following is the compensation opportunity for your position, subject to the occurrence of the Spinoff:

●	Salary Grade and Base salary: Effective as of the day prior to, and subject to the occurrence of, the Spinoff, your salary Grade will remain at “J” and your base salary will remain at $470,000. A market study of your position will be performed for 2024 to ensure alignment with market data.

●	Stock Ownership Guidelines: Salary Grade “J” requires a stock ownership of 3x your base wage. Your new salary multiple commences with the effective date in your new role and must be met in five years (2028).

●	Annual Incentive/Executive Incentive Compensation Plan (EICP): You were previously approved at an incentive target of 75% for 2023 under the MDU Resources Group Executive Incentive Compensation Plan (EICP). This will remain unchanged in your new role and be mirrored in the Knife River Corporation EICP. For 2023, your incentive would be pro-rated based on time under the MDUR EICP and under the Knife River EICP.

●	Long-Term Performance-Based Incentive Plan (LTIP): On February 16, you were granted a restricted stock unit award related to shares of MDU Resources Group, Inc. common stock based on a value of $799,000. The total of your 2023-2025 grant is recommended to remain at a value of $799,000.

●	Non-Qualified Defined Contribution Plan: The MDU Resources Group, Inc. board of directors approved the employer contribution to your account under this plan of $47,000 for 2023. Future contributions to the corresponding Knife River Corporation plan will be addressed by the Knife River Corporation board of directors.

●	Section 16 Officer: You will be a Section 16 Officer and you will become a member of Knife River’s Management Policy team.

The above information is for overview purposes, with specific terms and conditions outlined in each plan document and/or award letters.

This offer is contingent upon successfully completing a background and credit check. This memo is not a contract of employment for any specified time frame. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.

Karl, I am very excited for the future of Knife River and the opportunities ahead. I am pleased you will be joining our team and I look forward to working with you.

Please acknowledge your acceptance by signing, dating and returning the document below.

I have read the above offer and agree to the terms set forth.

/s/ Karl Liepitz	3/23/23
Karl Liepitz	Date

Cc: HR-KRC/MDUR